BEFORE THE PUBLIC UTILITIES COMMISSION OF NEVADA


In re SIERRA PACIFIC RESOURCES'         )    DOCKET NO.
Acquisition of Portland General         )
Electric Company                        )    PETITION FOR DECLARATORY
                                        )    RELIEF


          COMES NOW, Sierra Pacific Resources ("SPR") and, pursuant to NAC

Section 703.825, petitions the Public Utilities Commission of Nevada ("PUCN" or

"Commission") for an order declaring that neither NRS Section 704.329 nor this

Commission's order in Docket No. 98-7023 approving the Merger of Nevada Power

Company ("NPC") into Desert Merger Sub, Inc. ("Desert"), a subsidiary of SPR,

confers jurisdiction on the PUCN to approve SPR's proposed acquisition, for cash, of all of the stock of Portland General Electric Company and PGH II

(collectively"PGE"), both of which are Oregon corporations wholly owned by Enron

Corp. ("Enron"). SPR's petition is based on this pleading, an the attached memorandum of points and authorities and affidavit in support thereof, and on any and all evidence or other papers that may be presented at a hearing on this petition.

                             FIRST CLAIM FOR RELIEF

          1. The petitioner is SPR, a corporation organized and existing under and pursuant to the laws of the State of Nevada, with its principal place of business in Reno, Nevada.

          2. On or about April 29, 1998, SPR, Sierra Pacific Power Company

("SPPC"), Nevada Power Company ("NPC"), Desert Merger Sub, Inc., ("Desert") and

Lake Merger Sub, Inc. ("Lake"), entered into an agreement and plan of merger wherein Lake, a wholly owned subsidiary of SPR, merged into SPR with SPR surviving, and NPC merged into Desert, a wholly owned subsidiary of SPR, with

Desert surviving. Desert subsequently changed its name to NPC. As a result of this transaction, NPC became a wholly owned subsidiary of SPR. SPPC remained a wholly owned subsidiary of SPR.

          3.   In its compliance order approving this transaction in Docket No.

98-7023, the PUCN ordered:

               Before the merger shall be considered fully and finally

          approved, Nevada Power Company and Sierra Pacific Power

          Company shall take the following actions, consistent with

          the terms and conditions of the compliance order:

                    (k) Agree to refrain from taking action to become

                    a registered holding company under the Public

                    Utility Holding Company Act. (See Exhibit 1 at

                    Section 2.)

The Commission also stated that the compliance order did not constitute authorization to merge and that failure to comply with the terms of the compliance order may cause the joint application to be dismissed. Id. at Section

3.

          4. In April 1999, SPR and NPC filed an application with the Securities and Exchange Commission ("SEC") under Section 9(a)(2) of the Public Utility

Holding Company Act ("PUHCA") for an order permitting SPR to acquire NPC and for an order granting SPR an exemption from registration under Section 3(a) of the

Public Utility Holding Company Act ("PUHCA"). SPPC was not a party to the SEC application.

          5. On April 12, 1999, the PUCN issued an order to show cause ordering

Applicants to appear and produce evidence demonstrating compliance with the

PUCN's compliance order.

          6. The SEC issued a notice of SPR's and NPC's application under PUHCA on May 14, 1999.

          7. The PUCN conducted hearings on the order to show cause on May 10,

19, 20, 21, 25, and 28 and June 2 and 8, 1999. On June 9, 1999, the PUCN

intervened in SPR's and NPC's SEC PUHCA application.

          8. After hearing, on June 11, the PUCN adopted and approved a stipulation authorizing the companies to merge, subject to making certain filings regarding an independent scheduling administrator, a generation aggregation tariff, and a generation divestiture plan.

          9. As a result of and as part of the PUCN's adoption of the stipulation, the PUCN withdrew its intervention at the SEC on June 14, 1999, and stated that it had authorized the parties to merge.

          10. On July 26, 1999, the SEC approved SPR's application to acquire 9

NPC under Section 9(a)(2), and granted SPR an exemption from registration under

Section 3(a)(1) of PUHCA.

          11. On July 28, 1999, merger articles were filed with the Nevada

Secretary of State and the transaction was fully and finally consummated.

          12. On November 5, 1999, SPR and Enron entered into a stock purchase agreement pursuant to which SPR agreed to purchase from Enron all of the issued and outstanding stock of PGE, an Oregon corporation, and PGH, an Oregon corporation (the "PGE Transaction").

          13. PGE is a vertically integrated electric utility whose service territory is wholly and exclusively within the State of Oregon. PGE is regulated by the Oregon Public Utility Commission ("OPUC"), the Nuclear Regulatory

Commission ("NRC"), the Federal Energy Regulatory Commission ("FERC"), and by no

other agency. PGH is an unregulated Oregon corporation which holds various benefit plans for PGE.

          14. PGE is not subject to the jurisdiction of the PUCN and, after consummation of the stock purchase agreement, will not be subject to the jurisdiction of the PUCN since it will not own any equipment or assets in

Nevada, nor will it operate "plant or equipment, or any part of any plant or equipment within the State for the production, delivery or furnishing to any other persons heat, gas, coal slurry, light or power in any form." See NRS

Section 704.020.

          15. NRS Section 704.329 provides that any person merging with,

acquiring, or directly or indirectly obtaining control of a public utility in the state or an entity which holds a controlling interest in such a public utility shall submit an application to the Commission for authorization of such proposed transaction. Before authorizing such merger, acquisition, or the obtaining of control of a Nevada utility, or the obtaining of control of its holding company, the PUCN must consider the effect of the transaction and find that it is in the public interest before authorizing it. Id.

          16. The PGE Transaction which forms the subject matter of this petition is not, will not, and does not contemplate any merger, acquisition, or the obtaining of control (directly or indirectly) over any public utility in this state or the obtaining of control over a holding company controlling a public utility in this state. Indeed, the PGE Transaction contemplates SPR's acquisition, for cash, of a non-jurisdictional electric utility and the acquisition of control by SPR over a non-jurisdictional utility.

          17. SPR is not required to submit an application to the PUCN to approve the PGE Transaction nor does the PUCN have jurisdiction under NRS

Section 704.329 or any other statute to approve the transaction.

                             SECOND CLAIM FOR RELIEF

          18. Petitioners incorporate all of the allegations of its first claim for 21 relief as though fully restated herein.

          19. As part of the PGE Transaction, SPR will be required to file an application with the SEC for permission to acquire PGE to file for registration under the PUHCA. SPR's registration under PUHCA will not impair, impede, or otherwise frustrate PUCN exercising jurisdiction over SPPC, NPC, or any of their affiliated transactions.

          20. NPC fully complied with and fully and faithfully discharged the condition precedent to its merger with Desert which was set forth in the compliance order in Docket No. 98-7023 "to agree to refrain from taking any action to become a registered holding company," as evidenced by the PUCN order in the show cause hearing that all conditions precedent were satisfied, and that

SPR and NPC were authorized to consummate the merger.

          21. Neither SPPC nor NPC are parties to or involved in the PGE

Transaction, and NPC's and SPPC's agreement to refrain from taking any action to become a registered holding company in Docket No. 98-7023 does not otherwise pertain to the PGE Transaction.

          22. Registration under PUHCA by SPR will subject SPR to regulation by the SEC but it will not impair or impede PUCN jurisdiction over SPPC, NPC, or their affiliate transactions.

          WHEREFORE, SPR prays:

          1. That the Commission find, order, adjudge, decree or declare that the PUCN does not have jurisdiction to review the PGE Transaction wherein SPR has agreed to acquire, for cash, all of the stock of PGE and PGH II, and as a result of which PGE and PGH II will become wholly owned subsidiaries of SPR;

          2. That the Commission order, adjudge or decree that NPC fully satisfied and fulfilled its obligation in Docket No. 98-7023 to agree that it would refrain from taking any action to become a registered holding company, and that such condition does not apply to the PGE Transaction over which the PUCN has no jurisdiction.

          Dated this 7th day of January, 2000.

                                        Respectfully submitted,

                                        SIERRA PACIFIC RESOURCES



                                        By   /s/ William E. Peterson
                                             -----------------------------------
                                             William E. Peterson



                                        By   /s/ John P. Sande, III
                                             -----------------------------------
                                             John P. Sande, III
                                             Jones Vargas


                                        Attorneys for Sierra Pacific Resources
                                        6100 Neil Road
                                        Reno, NV  89511
                                        775/834-5900
                                        775/834-5959 (fax)